EXHIBIT 11.   COMPUTATION OF EARNINGS PER SHARE

                                                           Year Ended
                                                         September 30,
                                                      2001            2000
                                                -----------------------------
Net income                                      $      52,864   $     871,834
Weighted average number of shares outstanding       5,258,886       5,258,886

Net income per common shares                    $        0.01   $        0.17